Exhibit 5.1

ANTHONY L.G., PLLC

laura aNTHONy, esq

JOHN CACOMANOLIS, ESQ*

CHAD FRIEND, ESQ, LLM

SVETLANA ROVENSKAYA, ESQ**

OF COUNSEL:

Jessica Haggard, esq. ***

MICHAEL R. GEROE, ESQ, CIPP/US****

CRAIG D. LINDER, ESQ*****

PETER P. LINDLEY, ESQ, CPA, MBA

john lowy, esq.******

STUART REED, ESQ

LAZARUS ROTHSTEIN, ESQ.

Harris Tulchin, Esq. *******

www.ANTHONYPLLC.com WWW.SECURITIESLAWBLOG.COM WWW.LAWCAST.COM DIRECT E-MAIL: LANTHONY@ANTHONYPLLC.COM

*licensed in FL and NY

**licensed in NY and NJ

***licensed in Missouri

****licensed in CA, DC, MO and NY

*****licensed in CA, FL and NY

******licensed in NY and NJ

*******licensed in CA and HI (inactive in HI)

December 5, 2023

The Board of Directors

Reliance Global Group, Inc.

300 Blvd. of the Americas, Suite 105

Lakewood, New Jersey 08701

Re:	Reliance Global Group, Inc.—Registration Statement on Form S-8

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by Reliance Global Group, Inc., a Florida corporation (the “Company”), with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 800,000 shares of the Company’s common stock, par value $0.086 per share (the “Shares”), to be issued in connection with the Company’s 2023 Equity Incentive Plan (collectively, the “2023 Equity Incentive Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

Based upon, and subject to, the foregoing, it is our opinion that the 800,000 Shares, when sold and issued in accordance with the provisions of the 2023 Equity Incentive Plan and the Registration Statement and the related prospectus, will be validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety and subject to the following:

1.	We express no opinion as to the laws of any jurisdiction other than the laws of the State of Florida.

2.	This opinion is given as of the date hereof and is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

1700 Palm Beach Lakes Blvd., Suite 820 ● West Palm Beach, Florida ● 33401 ● PHONE: 561-514-0936 ● FAX 561-514-0832

The Board of Directors

Reliance Global Group, Inc.

December 5, 2023

We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Laura Anthony
Laura Anthony
For the Firm

1700 Palm Beach Lakes Blvd., Suite 820 ● West Palm Beach, Florida ● 33401 ● PHONE: 561-514-0936 ● FAX 561-514-0832